Exhibit 10.4

This DEVELOPMENT COLLABORATION Agreement (the "Agreement") dated as of September 30, 2016 (the "Effective Date") is entered into by and between Moleculin Biotech, Inc. ("MBI"), a Delaware corporation, having a business address of 2575 West Bellfort Dr., Suite 333, Houston, TX 77054 and Dennin Sp. z o. o. a limited liability company having a principal place of business located at PL-00-116 Warszawa, ul. Switokrzyska 30/63, Poland ("Dermin"). MBI and Dermin are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, Dermin and AnnaMed have entered into an Original License Agreement, and;

WHEREAS, MBI acquired from AnnaMed all the rights and responsibilities of the Original License Agreement, and;

WHEREAS, Dermin has rights to Annamycin API and Annamycin DP currently held at Symbiosis Facilities, and;

WHEREAS, Dermin now wishes to engage MBI manage the use of Annamycin API and Annamycin DP in order to conduct human Clinical Trials, and;

WHEREAS, consistent with the Original License Agreement, the Parties wish to share rights to any and all Development Data that may result from human Clinical Trials;

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MBI and Dermin hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1       "Affiliate" means with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, "control" of a business entity means the direct or indirect ownership of at least fifty (50%) ownership interests in such entity.

1.2       " Annamed" means Annamed, Inc, a former Texas corporation which has since merged with and into MBI.

1.3       "Annamycin" means the drug named Annamycin in the Original License Agreement.

1.4        "Annamycin API" means the Annamycin active pharmaceutical ingredient.

1.5       "Annamycin DP" means Annamycin API converted into a finished drug product for use in humans.

1/7

1.6       "Assignment" means the Assignment of the Original License Agreement dated April 20, 2016, pursuant to which MBI assumed all of the rights, obligations and covenants of Annamed under the Original License Agreement.

1.7       "Clinical Trials" means any investigation in human subjects intended to discover or verify the clinical, pharmacological , and/or other pharmacodynamic effects of Licensed Product, and/or to identify any adverse reactions to Licensed Product, and/or to study absorption, distribution, metabolism, and excretion of Licensed Drug Product with the object of ascertaining its safety and/or efficacy for purposes of obtaining regulatory approval to commercialize and market the Licensed Drug Product.

1.8       "Commercially Reasonable Efforts" means, with respect to the applicable goal or objective hereunder, the efforts, consistent with the practice of comparable pharmaceutical development companies with respect to a comparable pharmaceutical product owned by it or to which it has rights of comparable market potential at a similar stage in its product life (taking into account the competitiveness of the marketplace, the proprietary position of the applicable active ingredient, the regulatory structure involved), that a reasonable person in the position of the obligor would use so as to achieve that goal or objective as expeditiously as possible.

1.9       "Development Data" shall be any data, information or know-how resulting from Clinical Trials in humans, whether conducted by either MBI or Dermin using Dermin ' s Annamycin DP.

1.10       "Governmental Authority " means within the Licensed Territory any (i) federal, state or local government; (ii) court, arbitral or other tribunal or governmental or quasi governmental authority of any nature (including any governmental agency, political subdivision, instrumentality, branch department, official, or entity); or (iii) body exercising , or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

1.11       ''New Intellectual Property" means new patententable subject matter relating to Annamycin (including but not limited to that which may result from the use of the activities undertaken pursuant to this Agreement), which is not already covered by the Original License Agreement.

1.12       "Laws" means all applicable laws, rules, regulations, judgments, orders, subpoenas, decrees, statutes, ordinances and other requirements of any Governmental Authority or instrumentality within the Licensed Territory.

1.13        "MBI" is as defined in the Header of this Agreement.

1.14       ''New Intellectual Property" means patent or technology rights developed by MBI relating to the composition of matter, formulation, delivery and use of Annamycin.

1.15       "Original License Agreement" means the Patent and Technology Development and License Agreement dated June 28, 2012 by and between Annamed and Dermin, which agreement has been assigned by Annamed to MBI pursuant to the Assignment.

2/7

1.16       "Symbiosis" means Symbiosis Pharmaceutical Services, company existing under the Laws of Scotland, having an address at Stirling Innovation Park, Stirling, FK9 4NF, Scotland, UK.

1.17       "Symbiosis Facilities" means any facility holding Dermin's supply of Annamycin API and Annamycin DP in the custody of Symbiosis.

1.18        "Term" us as defined in Section 5.1 of this Agreement.

ARTICLE 2
ENGAGEMENT

2.1       Subject to the terms and conditions of this Agreement, Dermin and MBI hereby mutually agree that MBI shall manage the conversion of existing Annamycin API into Annamycin DP and the use of Annamycin DP in Clinical Trials in humans.

2.2       Subject to the terms and conditions of this Agreement and consistent with the Original License Agreement, the Parties hereby agree that Development Data shall be shared upon advanced written notice of the requesting Party.

ARTICLE 3
DEVELOPMENT OBLIGATIONS

3.1       MBI shall be solely responsible for any and all costs and expenses related to the exercise of its rights under Article 2 of this Agreement, including, without limitation, any and all costs and expenses associated with the conversion of the Annamycin API into Annamycin DP and the development and design of and conducting Clinical Trials.

3.2       MBI hereby agrees to use Commercially Reasonable Efforts to develop, design and conduct Clinical Trials of Annamycin DP with the intent to obtain regulatory approval under applicable Laws to commercialize and market Annamycin in the United States and Europe.

3.3       Dennin hereby agrees to contract Davos Pharma to convert Annamycin API into Annamycin DP in a manner consistent with the arrangements and procedures currently established between Dennin and Davos Pharma and to direct Davos Pharma to provide Annamycin for use in Clinical Trials as directed by MBI.

ARTICLE 4

DATA AND INTELLECTUAL PROPERTY

4.1       Any and all data generated from the use of Annamycin API and Annamycin DP by a Party shall be the property of that Party, provided however, the other Party shall have the right to use such data subject to the confidentiality provisions set forth in Article 7 of this Agreement.

4.2       Any New Intellectual Property shall be the property of MBI, provided however, that Dermin shall have an option to license New Intellectual Property under the terms and conditions set forth in the Original License Agreement. Dermin shall exercise its option under this Section 4.2 by written notice to MBI.

3/7

ARTICLE 5
TERMINATION

5.1       This Agreement will become effective as of the Effective Date and will continue until 7 years, unless this Agreement is terminated earlier pursuant to this Article 4 (the "Term").

5.2       If either Party is in material breach of any of its obligations contained in this Agreement, the other Party, if it is not also in material breach hereunder, will be entitled to give to the Party in material breach written notice specifying the nature of such breach and requiring it to cure such breach, to the extent such breach is curable. If such breach is not cured within sixty (60) Business Days after the receipt of such notice, or at the time of such notice is delivered if such breach is not curable, the notifying Party will be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it at law or in equity, to terminate this Agreement by giving written notice, to take effect immediately upon delivery of such notice.

5.3       This Agreement may be terminated, prior to the expiration of the Term, immediately by either Party upon written notice to the other Party in the event that the other Party hereto (i) applies for, consents to, becomes the subject of the appointment of, or the taking of possession by a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (ii) makes a general assignment for the benefit of its creditors; (iii) commences a voluntary case under the bankruptcy code of the applicable Laws in which it is organized; or

(iv) becomes the subject of an involuntary case under the applicable Laws or similar insolvency proceeding, which case or proceeding has not been dismissed or otherwise stayed within ninety

(90) days.

5.4       Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of either Party prior to such termination, and such termination will not relive either Party from obligations which are expressly indicated to survive termination of this Agreement.

5.5       Expiration or termination of this Agreement will not relive the Parties of any obligation accruing prior to such expiration or termination. Article 1 (Definitions); Article 2 (Rights); Article 4 (Termination); Article 5 (Representations, Warranties and Covenants); Article 6 (Confidentiality); and Article 7 (Miscellaneous) shall survive expiration of the Term or termination of this Agreement.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1       Each Party represents and warrants to the other Party that as of the Effective Date:

4/7

6.1.1        Each Party is organized and validly existing under the laws of its state of formation.

6.1.2        Each Party has all requisite corporate or company power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by the Parties of their respective obligations hereunder have been authorized by all requisite corporate or company action, as applicable, on their respective parts. Each Party shall be liable for (i) any breach of this Agreement by any of its Affiliates and (ii) any failure by such Party to cause its Affiliate to comply with this Agreement as if they were parties.

6.2       Dermin represents and warrants to MBI that as of the Effective Date:

6.2.1       Dennin owns and possess all rights, title and interest in, to the Annamycin API and existing Annamycin DP;

6.2.2       Neither the execution and delivery of this Agreement nor the performance of Dermin' s obligations under this Agreement will conflict in any material respect with or result in a material breach of, or constitute a material default under, any contract, agreement or instrument to which Dennin is bound;

6.3       EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT NEITHER PARTY NOR THEIR AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILTIY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7
CONFIDENTIALITY

7.1       MBI and Dermin each agree that Confidential Information of the other Party (i) shall be received in strict confidence, (ii) shall be used only for the purposes of this Agreement, and (iii) will not be disclosed by the Receiving Party (except as required by law, court order or regulation), its agents or employees without the prior written consent of the Disclosing Party

7.2       Subject to full compliance with this Article 7, each Party may disclose the other party' s Confidential Information in confidence to its employees, consultants, Affiliates and potential or actual, investors or other commercial partners, research collaborators and in connection with the performance of its obligations and the exercise of its rights under this Agreement and the procurement of grant funding; provided, however , that (i) the Receiving Party first advises recipients of such disclosure of the confidential nature thereof and (ii) Receiving Party shall be responsible for any breaches of this Agreement by any of such disclosure. Notwithstanding the foregoing, the Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any Third Party who does not have a need to know such Confidential Information.

5/7

7.3       Each party's obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party's Confidential Information as it uses to protect its own confidential information, but always at least a reasonable degree of care.

7.4       Except as otherwise set forth in this Agreement, the Receiving Party will promptly return all of the Disclosing Party' s Confidential Information, including all reproductions and copies thereof in any medium, except that the Receiving Party may retain a single archival copy as may be required by applicable Laws or its standard procedures.

ARTICLE 8
MISCELLANEOUS

8.1       The Parties shall execute and deliver any and all additional papers, documents, and other instruments and shall do any and all further acts and things reasonably necessary, if any, in connection with the performance of its obligation hereunder to carry out the intent of this Agreement.

8.2       This Agreement contains the entire understanding of the Parties. This Agreement may be amended only by a written instrument signed by the Parties.

8.3       In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise in favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

8.4       The waiver by any Party of any terms or condition of this Agreement, or any part hereof, shall not be deemed a waiver of any other term or condition of this Termination Agreement, or of any later breach of this Agreement.

8.5       Any notice required by this Agreement will be given by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed to:

If to Dermin:	lf to MBI:

Dermin Sp. z o. o.	Moleculin Biotech, Inc.
Attention: Prezes Zarzadu	Attention: CEO
PL-00-116 Warzawa,	2575 West Bellfort Dr., Suite 333
ul. Swietokrzyska 30/63,	Houston, TX 77054
Poland	USA

8.6       The Article and Section captions in this Agreement have been inserted as a matter of convenience and are not part of this Termination Agreement.

8.7       This Agreement may be executed in counterparts, all of which together shall constitute a single agreement.

8.8       This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Texas, United States.

6/7

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives with full right, power and authority to enter into and perform under this Agreement.

Moleculin Biotech, Inc..		Dennin Sp. z o. o.

By	/s/ Walter Klemp	By	/s/ JERZY REPETA
	[Printed Name and title]		PRESIDENT.
[Printed Name]

7/7